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                                                                EXHIBIT 99.1



PRESS RELEASE



                            POWERTEL, INC. ANNOUNCES
                                OFFER TO PURCHASE
                             ALL OF ITS OUTSTANDING
                          11-1/8% SENIOR NOTES DUE 2007


         Bellevue, Washington, June 27, 2001 /PRNewswire/ -- Powertel, Inc. (formerly Intercel, Inc.), a wholly-owned subsidiary of Deutsche Telekom AG (NYSE: DT and FSE: DTE) and a leading wireless personal communications services
(PCS) provider serving the southeastern United States, announced today that it has commenced an offer to purchase for cash all of its outstanding 11-1/8% Senior Notes due 2007.

         The purchase price to be paid for each $1,000 principal amount tendered will be $1,010, plus accrued and unpaid interest to the payment date. The tender offer will expire at 5:00 p.m., New York City time, on July 30, 2001, unless extended, and the payment date is expected to be three business days thereafter.

         On May 31, 2001, pursuant to a merger agreement with Deutsche Telekom, Powertel became a wholly owned subsidiary of Deutsche Telekom. As a result of this merger, Powertel was required by the terms of the indenture governing the Senior Notes to offer to purchase the Senior Notes on the terms announced today. Deutsche Telekom is not a guarantor or other obligor in respect of the Senior Notes.

         Information regarding the tender and delivery procedures and the conditions of the tender offer is contained in the Offer to Purchase, dated June 27, 2001, and related documents. Copies of these documents and additional information concerning the terms and conditions of the tender offer can be obtained by contacting Bankers Trust Company, the depositary for the tender offer, at (800) 735-7777.

         Powertel provides 100 percent digital PCS wireless services in its licensed service area in 12 states in the southeastern United States. Deutsche Telekom, Powertel's parent, is one of the largest communications carriers worldwide based on fiscal year 2000 revenues of 40.9 billion euros ($38.6 billion).

         This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Senior Notes. The tender offer is made solely by the Offer to Purchase, as the same may be amended from time to time.

         This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond Powertel's or Deutsche Telekom's ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behavior of other market participants, the actions of governmental
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regulators and other risk factors detailed in Powertel's or Deutsche Telekom's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither Powertel nor Deutsche Telekom undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.